MORGAN STANLEY PATHWAY FUNDS

[Date], 2024

Consulting Group Advisory Services LLC

2000 Westchester Avenue

Purchase, New York 10577

Subject: Morgan Stanley Pathway Funds Amendment to Investment Management Agreement

Ladies and Gentlemen:

In connection with the Investment Management Agreement (the “Agreement”) dated October 28, 2009, and as amended from time to time, between Morgan Stanley Pathway Funds (f/k/a Consulting Group Capital Markets Funds) (the “Trust”) and Consulting Group Advisory Services LLC (the “Manager”) and in addition to those terms and conditions stated therein, the Trust and Manager agree to the following:

Effective as of [DATE], 2024 (the “Effective Date”):

1.	The following provision is added as subsection (c) to Section 2:

(c). For any Portfolio operating as an exchange-traded fund (“ETF”), the Manager understands that such ETF will generally publish, prior to the opening of trading on each business day, the names and quantities of securities, cash, and/or other assets that compose the ETF’s creation and redemption baskets (collectively, “Baskets”) to the extent required by law or otherwise. The Manager agrees to provide the Trust or its designee with all information reasonably necessary for the accurate and timely publication of such Baskets. The Manager shall deliver this information concerning each applicable Portfolio in a format and manner specified by the Trust or its designee, and further agrees to immediately notify the Trust or its designee upon the discovery of any errors or discrepancies in the information provided.

2.

Appendix I to the Agreement is hereby deleted and replaced in its entirety with the updated version of Appendix I attached hereto. Commencing as of the Effective Date, all references to the term “Agreement” shall mean the Agreement, as amended hereby.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy.

THE TRUST		THE MANAGER
MORGAN STANLEY PATHWAY FUNDS		CONSULTING GROUP ADVISORY SERVICES LLC

By:		By:
Name:	Paul Ricciardelli	Name:	Robert Garcia
Title:	Chief Executive Officer and President	Title:	Chief Operating Officer

Appendix I

FUNDS OF MORGAN STANLEY PATHWAY FUNDS

Manager’s Rate of Fee in Accordance with Section 6 of The Agreement
Large Cap Equity Fund	0.60%
Small-Mid Cap Equity Fund	0.80%
International Equity Fund	0.70%
Emerging Markets Equity Fund	0.90%
Core Fixed Income Fund	0.40%
High Yield Fund	0.70%
International Fixed Income Fund	0.50%
Municipal Bond Fund	0.40%
Inflation-Linked Fixed Income Fund	0.50%
Ultra-Short Term Fixed Income Fund	0.50%
Alternative Strategies Fund	1.20%
Large Cap Equity ETF	0.60%
Small-Mid Cap Equity ETF	0.80%